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EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                       OF

                         YAK COMMUNICATIONS (USA), INC.

        The undersigned incorporator for purposes of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of
Incorporation:

     FIRST: The name of the Corporation is Yak Communications (USA), Inc. (the "Corporation").

     SECOND: The street address of the initial principal office and mailing address of the Corporation is 121 Westgate, Toronto, Ontario M3H1P5, Canada.

     THIRD: The Corporation is authorized to issue Fifty (50) Million shares of Common Stock, having no par value per share, and One Million shares of Preferred Stock, having no par value per share.

               The Preferred Stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock, adopted by the Board of Directors pursuant to the authority granted in these Articles.

     FOURTH: The street address of the initial registered office of the Corporation is 2601 South Bayshore Drive, Suite 1600, Miami, Florida 33133, and the registered agent at that address is A Z Registered Agent Corporation.

     FIFTH: The name and address of the Incorporator of the Corporation is A Z Registered Agent Corporation, 2601 South Bayshore Drive, Suite 1600, Miami, Florida 33133.

     SIXTH: The Corporation is organized for the purpose of transacting any and all lawful activities or business for which corporations may be formed under Chapter 607 of the Florida Statutes.

     SEVENTH: The Corporation shall have one director initially and the number of directors may be increased or diminished from time to time as provided in the Bylaws but shall never be less than one. The name and address of the initial director of the Corporation is Charles Zwebner, 121 Westgate, Toronto, Ontario M3H1P5, Canada.

     EIGHTH:   The Corporation expressly elects not to be governed by Section
               607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

     NINTH:    The Corporation expressly elects not to be governed by Section
               607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

     TENTH: The corporate existence of the Corporation shall commence upon the filing of these Articles of Incorporation.

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  IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 22nd day of December, 1998.

                         A Z REGISTERED AGENT CORPORATION,
                         Incorporator

                         By:/S/ JUSTIN T. WILSON

                         Justin T. Wilson,
                         Secretary and Treasurer

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                           ACCEPTANCE OF APPOINTMENT

                                       OF

                                REGISTERED AGENT

     I hereby accept the appointment as Registered Agent contained in the foregoing Articles of Incorporation and state that I am familiar with and accept the obligations of Section 607.0505 of the Florida Business Corporation Act.

                                     A Z REGISTERED AGENT CORPORATION,
                                     Registered Agent

                                             By:/S/ JUSTIN T. WILSON
                                                      Justin T. Wilson,
                                                      Secretary and Treasurer

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